Exhibit 10.1

Amendment to Employment Agreement

Amendment to Employment Agreement (this “Amendment”), dated as of December 20, 2012 (but effective as of January 1, 2013), by and between Scientific Games International, Inc. (the “Company”), and William J. Huntley (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement effective as of December 22, 2010 and amended on August 18, 2011 (as so amended, the “Agreement”); and

WHEREAS, Executive is an executive officer of Scientific Games Corporation (“SGC”);

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Term.  The “Term” set forth in Section 1 of the Agreement shall be extended to December 31, 2015 (as may be further extended in accordance with Section 1 of the Agreement and subject to earlier termination in accordance with the Agreement).

2.             Title.  Executive’s title as referenced in Section 2 will be Executive Vice President, Scientific Games Corporation & Chief Executive Officer, SG Systems.

3.             Base Salary.  Executive’s “base salary” as referenced in Section 3(a) of the agreement will be six hundred fifty thousand U.S. dollars ($650,000) per annum (pro-rated for any partial year).

4.             Sign-On Award.  Executive will be granted on January 1, 2013 fifty thousand (50,000) restricted stock units (“RSUs”) under the SGC 2003 Incentive Compensation Plan, as amended and restated (or any successor plan) (the “Plan”), pursuant to an equity award agreement to be provided by the Company and entered into by Executive (the “Equity Award Agreement”) (the “2012 Sign-On RSU Award”).  The Equity Award Agreement shall provide that the 2012 Sign-On RSU Award shall vest with respect to twenty-five percent (25%) of the RSUs subject to such 2012 Sign-On RSU Award on each of the first four anniversaries of the date of grant of the 2012 Sign-On RSU Award, subject to any applicable provisions relating to accelerated vesting and forfeiture as described in the Agreement, the Equity Award Agreement or the Plan.

5.             Section 4(g) of the Agreement is hereby amended and restated in its entirety as set forth below:

Expiration of Term of Agreement.  In the event Executive’s employment is terminated at the end of the Term, Executive shall not be entitled to receive any compensation or benefits under this Agreement except for the Standard Termination Payments; provided, however, that:

(i)                                     With regard to unvested stock options comprising the Sign-On Option Award of December 2010: subject to Section 5.6, any unvested stock options comprising the Sign-On Option Award held by Executive upon termination at the end of Term will become fully vested and exercisable (provided that any stock options comprising the Sign-On Option Award will cease being exercisable upon the earlier of three (3) months after such termination at the end of Term and the scheduled expiration date of such stock options), and in all other respects, all such stock options shall be governed by the plans and programs and the agreements and other documents pursuant to which such stock options were granted;

(ii)                                  With regard to equity grants prior to January 1, 2013 (excluding the December 2010 Sign-On Option Award): subject to Section 5.6 and except to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive, 50% of any unvested stock options granted prior to January 1, 2013 (excluding stock options subject to the Sign-On Option Award) and 50% of any unvested restricted stock units granted prior to January 1, 2013 and held by Executive upon the termination of Executive at the expiration of the Term will become fully vested (and, in the case of any such stock options, exercisable) (provided that any stock options held by Executive will cease being exercisable upon the earlier of three (3) months after such expiration of the Term and the scheduled expiration date of such stock options), and in all other respects, all stock options, restricted stock units and other equity-based awards held by Executive shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; provided, however, that in the event such expiration of the Term occurs prior to the Compensation Committee’s determination as to the satisfaction of any performance criteria to which any such stock options and/or restricted stock units is subject, such stock options and/or restricted stock units (as the case may be) will not vest (and, in the case of any such stock options, will not become exercisable) unless and until a determination is or has been made by the Compensation Committee that such criteria have been satisfied, at which time such stock options and/or restricted stock units will vest (and, in the case of any such stock options, will become exercisable) to the extent contemplated by the terms of such award (it being understood and agreed, for the avoidance of doubt, that such stock options or restricted stock units will immediately be forfeited to the extent contemplated by the terms of such award in the event that such criteria are determined not to have been satisfied); provided, further, however, if necessary to comply with Section 409A, settlement of any such equity-based awards shall be made on the date that is six (6) months plus one (1) day following expiration of the Term.

(iii)                               With regard to equity grants on or after January 1, 2013: subject to Section 5.6 and except to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive, any unvested stock options, restricted stock units, or other equity awards granted on or after January 1, 2013 and held by Executive upon the termination of Executive at the expiration of the Term will continue to vest in accordance with the original vesting schedule applicable to such equity awards (i.e., without regard to such expiration), and any stock options may be exercised until the scheduled expiration date of such stock options; provided, that in all other respects, all such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; provided, however, that, for the avoidance of doubt, in the event such termination occurs prior to the Compensation Committee’s determination as to the satisfaction of any performance criteria to which any such awards is subject, such awards will not vest (and, in the case of any such stock options, will not become exercisable) unless and until a determination is or has been made by the Compensation Committee that such criteria have been satisfied, at which time such awards will vest (and, in the case of any such stock options, will become exercisable) to the extent contemplated by the terms of such award (it being understood and agreed, for the avoidance of doubt, that such awards will immediately be forfeited to the extent contemplated by the terms of such award in the event that such criteria are determined not to have been satisfied); provided, further, however, if necessary to comply with Section 409A, settlement of any such awards shall be made on the date that is six (6) months plus one (1) day following expiration of the Term; and

6.             Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms.  All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment.

7.             This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ Philip J. Bauer
Name:	Philip J. Bauer
Title:	Vice President, Corporate Counsel and Assistant Secretary

/s/ William J. Huntley
William J. Huntley